UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2020

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51485	72-1060618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL		32789
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 333-7440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RUTH	Nasdaq

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2020, Ruth’s Hospitality Group, Inc. (the “Company”), entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) which amends its existing Credit Agreement, dated as of February 2, 2017, as amended by the First Amendment thereto, dated as of September 18, 2019, the Second Amendment thereto, dated as of March 27, 2020 and the Third Amendment thereto, dated as of May 7, 2020 (the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the Fourth Amendment, the “Amended Credit Agreement”) with certain direct and indirect subsidiaries of the Company as guarantors (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent, and the lenders (the “Lenders”) and other agents party thereto. Like the Existing Credit Agreement, the Amended Credit Agreement provides for a $150.0 million revolving credit facility with a $5.0 million subfacility of letters of credit and a $5.0 million subfacility for swingline loans.

The Fourth Amendment changes the amount of net cash proceeds from equity issuances that the Company must retain in order to meet certain liquidity requirements.

As further described herein, the Amended Credit Agreement requires the Company and the Guarantors to hold an amount equal to 50% of the net cash proceeds from equity issuances up to $30 million in aggregate and to use 50% of the net cash proceeds from equity issuances (other than the exercise price on stock options issued as part of employee compensation) in excess of $30 million in aggregate to pay down amounts outstanding under the Amended Credit Agreement and reduce the lender’s commitment under the Amended Credit Agreement.

The Fourth Amendment requires the Company to meet minimum cash holding requirements (“Minimum Scheduled Cash”) through December 2020 in an amount equal to (a) the amount for each month set forth in the table below in the column headed “Cash Requirement Without Equity Issuances” plus (b) 50% of the net cash proceeds of any equity issuances by the Company or any of its subsidiaries effected between May 1, 2020 and December 31, 2020 (excluding certain amounts required to be used to make prepayments on loans outstanding under the Amended Credit Agreement) up to an aggregate amount of $15 million:

MINIMUM SCHEDULED CASH
Month	Cash Requirement Without Equity Issuances	Cash Requirement Assuming Equity Issuances of at Least $30 Million
May 2020	$34 Million	$49 Million
June 2020	$29 Million	$44 Million
July 2020	$21 Million	$36 Million
August 2020	$19 Million	$34 Million
September 2020	$15 Million	$30 Million
October 2020[1]	$13 Million	$27 Million
November 2020[1]	$13 Million	$25 Million
December 2020	$14 Million	$29 Million

___________________

1For each of October 2020 and November 2020, to the extent that any net cash proceeds of any equity issuances by the Company or any of its subsidiaries are included in the calculation of Minimum Scheduled Cash for such month, the amounts for such month in the column headed “Cash Requirement Without Equity Issuances” will be deemed to be $12,000,000 and $10,000,000, respectively.

Until the Company can demonstrate compliance with both its minimum fixed coverage charge ratio and the maximum leverage ratio following the end of the fiscal quarter ending March 28, 2021, the Amended Credit Agreement requires that the Company and the Guarantors use 50% of the net cash proceeds of any equity issuances (other than the exercise price on stock options issued as part of employee compensation) in excess of $30 million in the aggregate (together with any other equity issuances made during such) to make mandatory principal prepayments of loans outstanding under the Amended Credit Agreement (with a permanent reduction to the revolving credit commitment under the Amended Credit Agreement in an amount corresponding to the amount of such prepayment), and/or cash collateralize the letter of credit obligations outstanding under the Amended Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a

Registrant

The discussion of the Fourth Amendment to Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit Number	Description
10.1

Fourth Amendment, dated as of May 18, 2020, to Credit Agreement, dated as of February 2, 2017, by and among the Company, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: May 20, 2020	By:	/s/ Alice G. Givens
Alice G. Givens
SVP, General Counsel and Chief Compliance Officer